                                                                  Exhibit (d)(x)


December 29, 2006

Evelyn Dilsaver
President and Chief Executive Officer
Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Tax-Free Money Funds Group

Dear Ms. Dilsaver:

The "Schwab Tax-Free Money Funds Group" is defined to include the Schwab California Municipal Money Fund -- Sweep Shares, Schwab New York Municipal Money Fund -- Sweep Shares, Schwab Municipal Money Fund -- Sweep Shares, Schwab Pennsylvania Municipal Money Fund, Schwab New Jersey Municipal Money Fund, Schwab AMT Tax-Free Money Fund -- Sweep Shares, Schwab AMT Tax-Free Money Fund -- Value Advantage Shares, Schwab Massachusetts Municipal Money Fund, Schwab California Municipal Money Fund -- Value Advantage Shares, Schwab New York Municipal Money Fund -- Value Advantage Shares, Schwab Municipal Money Fund -- Value Advantage Shares and Schwab Municipal Money Fund -- Select Shares.

This letter will confirm our agreement to reduce net operating expenses of the Schwab Tax-Free Money Funds Group (the "Group") as described in this paragraph. If the aggregate average annual net assets of the Group exceed $25 billion (an "Asset-Level Breakpoint") as of December 31 of a given year, fee reductions of 1/2 basis point will be implemented across all funds in the group in the following fiscal year. Additional fee reductions of 1 basis point each will be implemented if the aggregate average annual net assets of the Group exceed $35 billion, $45 billion, and $55 billion, respectively, determined at each subsequent year-end. If the Group's aggregate average annual net asset level as of year-end drops below a particular Asset-Level Breakpoint (or Breakpoints) reached in a previous year, the implemented fee reduction (or reductions) will be reversed and the net operating expenses of the Group will increase by the applicable amount in the following fiscal year.

This letter agreement will be filed with the Securities and Exchange Commission as part of the funds' next amendment to its registration statement, currently anticipated to be filed on or about April 30, 2007.

Sincerely,

/s/ George Pereira                               /s/ Carolyn Stewart
------------------------------------------       ---------------------------------------
George Pereira                                   Carolyn Stewart
Senior Vice President and                        Vice President
Chief Financial Officer                          Product Strategy and Product Management
Charles Schwab Investment Management, Inc.       Charles Schwab & Co., Inc.

cc:
      Clinton, Michael
      Felton, Koji
      Gao, Zuogang
      Hand, Gregory

      Loh, Anna
      Norman, Jen
      Pereira, George
      Pierce, Jim
      Stewart, Carolyn
      Stuart, Jody
      Zuckerman, Philippa